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                              ACQUISITION AGREEMENT
                               HENNIS ROAD, L.L.C.
                                       TO
                                   DESIGNEE OF
                             PREIT ASSOCIATES, L.P.



















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         THIS ACQUISITION AGREEMENT (this "Agreement") is made as of the 8th day of October, 2004, by and among HENNIS ROAD, L.L.C., a New Jersey Limited Liability Company ("SELLER"), and PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "PURCHASER").

                                   BACKGROUND
                                   ----------

         A. Seller is the Owner of a parcel of real property in Vineland, Cumberland County, New Jersey, containing approximately 1.7 acres of land at the southwest corner of the Cumberland Mall, as more particularly described by metes and bounds on Exhibit "A" hereto (the "PROPERTY"). The Property is unimproved and vacant except for a pylon sign which currently serves as an identifying sign for the Cumberland Mall, and on which BJ's Wholesale Club maintains a sign panel pursuant to an Easement Agreement dated December 19, 2002 between Seller and Natick NJ Vineland Realty Corp. (the "BJ'S EASEMENT").

         B. The Property is also known as "Additional Real Estate A" under the Cumberland Mall Retail Condominium (the "CONDOMINIUM"), created pursuant to a Master Deed recorded in Cumberland County in Deed Book 2638, Page 74, as amended. However, the Property has not heretofore been made part of the Condominium.

         C. Subject to the terms and conditions of this Agreement, Seller is willing to sell to Purchaser, and Purchaser is willing to purchase from Seller, the Property.

         NOW, THEREFORE, in consideration of the foregoing and mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. PURCHASE AND SALE.

         1.1 Sale of Property. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), Seller agrees to sell and convey fee title to the Property to a designee of the Purchaser, and the Purchaser agrees to cause such designee to accept such title and cause the consideration hereinafter mentioned to be paid to Seller. The Purchaser contemplates that such designee shall be a New Jersey limited liability company named PR Cumberland Outparcel, LLC, which shall be wholly owned by the Purchaser, but the Purchaser may designate another wholly-owned entity for such purpose.






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SECTION 2. CONSIDERATION.

         2.1 Agreed Consideration. The aggregate consideration to be paid for the Property, subject to adjustments and apportionments as herein set forth, shall be known as the "PURCHASE PRICE." The Purchase Price shall be EIGHT HUNDRED THOUSAND DOLLARS ($800,000). The Purchase Price, subject to adjustments and apportionments as aforesaid, shall be payable as follows:

             (a) Deposit. Within five (5) business days following execution of this Agreement, the Purchaser shall post a deposit ("DEPOSIT") of Ten Thousand Dollars ($10,000) with First American Title Insurance Company (the "TITLE COMPANY"), or another escrow agent mutually approved by the Purchaser and Seller (in either case, the "ESCROW AGENT"), to be held in escrow at interest pending Closing or earlier termination of this Agreement. In the event (i) the Purchaser does not terminate this Agreement as a result of its due diligence investigations as set forth in Section 7.2 herein, and (ii) the Purchaser shall default in its obligations to proceed to Closing hereunder, then the Deposit (plus interest earned thereon) shall be forfeited and paid to Seller as agreed-upon liquidated damages, in lieu of all other damages, rights or remedies of Seller, and thereupon this Agreement shall be terminated without liability of any party except for such liabilities as may survive such termination by the express provisions of this Agreement. In the event Seller shall default under this Agreement and this Agreement is terminated as a result, the Deposit (plus any interest earned thereon), shall be returned or surrendered to the Purchaser and thereupon neither party shall have further liability hereunder except for such liabilities as may survive such termination by the express terms of this Agreement, provided that the Purchaser shall have such other rights, if any, as are specified in Section 10 below. If Closing occurs hereunder, the Deposit (plus any interest earned thereon) shall be paid to Seller and credited against the Purchase Price.







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         2.2 Balance. Subject to the further adjustments and apportionments set forth in this Agreement, the balance of the Purchase Price shall be payable to Seller at Closing by wire transfer of immediately available federal funds to an account designated by Seller.

SECTION 3. CERTAIN DEFINITIONS; PROPERTY INCLUSIONS.
           ----------------------------------------

         3.1 The following definitions apply to this Agreement:


             (a) "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

             (b) "AUTHORIZATIONS" means all licenses, permits, approvals, consents and authorizations required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality, officer, or other Person or entity with respect to the business, assets or affairs of a party.

             (c) "CONTRACTS" means any contractual obligations, commitments, undertaking or arrangements to which a party is bound, whether oral or in writing, other than occupancy leases of the Property, including without limitation (1) Contracts with service providers relating to the assets of the Property, and (2) Contracts with municipal or governmental authorities.

             (d) "LAWS" means any applicable governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, relating to a party, its partners, assets, rights and obligations.

             (e) "LEASES" means all leases, licenses and occupancy agreements relating to the Property.

             (f) "PERSON" means any individual, partnership, limited partnership, trust, estate, incorporated or unincorporated association, limited liability company, limited liability partnership, or other entity.







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         3.2 Property Inclusions. It is understood that the Property includes, and shall at Closing include, without limitation, (i) the existing pylon sign and all other improvements, if any, on the land described on Exhibit "A" hereto,
(ii) all rights of Seller in the BJ's Easement and in all other easements and other benefits pertaining to said land, (iii) all service, maintenance and other Contracts, which are to remain in effect except as otherwise provided herein;
(iv) all rights of Seller respecting the addition of the Property to the Condominium; and (v) all right, title and interest of Seller in plans and specifications, development approvals and rights, utility allocations, licenses, permits, tradenames, warranties, escrow accounts, unpaid awards for taking by condemnation or any damage (subject to the further provisions of this Agreement as to condemnation awards), and other intangibles relating to the foregoing, to the extent in existence. However, where the term "Property" is used with respect to particular representations or other operative provisions of this Agreement, and where the context clearly refers to one or more, but less than all, includable categories of the Property, such restricted context shall be applicable to the interpretation of the representation or provision in question.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER.

         4.1 As to Seller. Seller represents and warrants to Purchaser as follows:

             (a) Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all power to carry on its business as presently conducted.

             (b) Power and Authority. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing (collectively with this Agreement, and together with all documents and agreements required to be delivered by any of Seller, the "SELLER TRANSACTION DOCUMENTS"). The execution, delivery and performance by it of the Seller Transaction Documents has been (or, as to documents to be delivered at a future date, will be at such date of delivery) duly authorized by all necessary action on the part of Seller, and at the time of delivery constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.








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             (c) No Conflicts. The execution and delivery by it of this
Agreement does not, and the performance by it of all of the other Seller Transaction Documents will not (with or without the passage of time or the giving of notice), directly or indirectly:

                 (i) contravene, violate or conflict with (A) its organizational documents, or (B) any Law applicable to Seller, or by or to which any assets or properties of Seller is bound or subject;

                 (ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any Authorization or Contract to which Seller is a party or by which Seller or any assets or properties thereof is bound or affected; or

                 (iii) result in, require or permit the creation or imposition of any lien or encumbrance upon or with respect to such Seller or the Property.

             (d) Authorizations. The execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the other Seller Transaction Documents, and the performance by Seller of this Agreement and all of the Seller Transaction Documents will not, require such Seller to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to, any other Person.

             (e) Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened or contemplated, involving or affecting it or any of its assets or properties or to its knowledge any of its directors, officers, partners, trustees or shareholders, that question any of the transactions contemplated by this Agreement or other Seller Transaction Documents, or which, if adversely determined, could materially and adversely affect Seller's ability to enter into or perform its obligations under this Agreement.








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             (f) Accurate Disclosure. All documents and other papers delivered by or on behalf of such Seller in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects.

             (g) FIRPTA. Seller is not a "foreign person" within the meaning of
Section 1445(f) of the Code or a "foreign partner" within the meaning of Section 1446 of the Code.

         4.2 As to the Property. Seller hereby represents and warrants to the Purchaser as follows:

             (a) Condemnation. To the knowledge of Seller, no condemnation proceeding is pending or threatened against or relating to the Property.

             (b) Environmental Matters. Except as disclosed in the existing environmental reports and studies which have been delivered to Purchaser, o the knowledge of Seller: (1) there are no underground storage tanks at the Property, and (b) the Property does not contain nor is it impaired by any hazardous substances or materials in violation of any federal, state or local laws, codes or ordinances relating to environmental matters.

             (c) Employees. Seller is not a party to nor bound by any collective bargaining agreement covering employees, nor is Seller bound by the terms of or required to make payment to any employee pension plan under any collective bargaining agreement covering such employees. Seller has no employees with respect to operations at the Property.

             (d) Litigation. No litigation, proceeding, or action has been served upon Seller and is pending, and to Seller's knowledge no such litigation, proceeding or action has been threatened, which relates to the Property.

             (e) Violations; Assessments; Governmental Agreements. The Property is not (1) subject to any outstanding notices of violations issued by any governmental entity, (2) subject to any unpaid assessments for public improvements, nor has the Seller received notice of any such proposed assessment, or (3) the subject of any outstanding commitment or agreement with any municipal or governmental authority wherein any work remains to be performed or payment remains to be made.







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             (f) Tax Assessments. There are no current or outstanding real estate tax appeals pending with respect to the Property.

             (g) Leases. Except for the BJ's Easement, there are no licenses, leases, occupancy agreements or other Leases affecting the Property. The BJ's Easement is in full force and effect and no default exists thereunder, to the knowledge of Seller, by any party thereto. There are no sums owed by Seller, or construction or repair obligations on the part of Seller outstanding, under the BJ's Easement.

             (h) Contracts. Except for the Contracts listed on Schedule 4.2 (h) hereto, there are no management, service, supply, maintenance, employment or other contracts in effect with respect to the Property, written or oral, and the Seller and, to the knowledge of Seller the other parties to such Contracts, have performed all of their obligations under each of the Contracts in all material respects.

SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING THE Purchaser.

         Purchaser hereby represents and warrants to Seller as follows:

         5.1 Organization.

             (a) Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary partnership power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

         5.2 Power and Authority. Purchaser has all requisite trust or partnership power to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "SELLER TRANSACTION DOCUMENTS"). The execution, delivery and performance by Purchaser of this Agreement and the other Seller Transaction Documents have been duly authorized by all necessary corporate or partnership action. This Agreement has been duly





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and validly executed and delivered Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Seller Transaction Documents shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles.

SECTION 6. CERTAIN COVENANTS AND AGREEMENTS

         6.1 Conduct of Business. Pending Closing, Seller shall not enter into any Lease or any Contract with respect to the Property, without the prior written approval of the Purchaser. In such connection, it is further agreed that the Purchaser shall advise Seller at least forty five (45) days prior to Closing as to which existing service and maintenance contracts are to remain in effect after Closing; and all other service and maintenance contracts shall be terminated by the Closing Date.

         6.2 Reasonable Efforts. Upon the terms and subject to the condition hereof, between the date hereof and the Closing Date, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

             (a) Notifications. Each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of its representations and warranties set forth herein, or the occurrence, or failure to occur, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of or any inaccuracy in any of its representations and warranties contained in this Agreement had such representation or warranty. been made as of the time of occurrence or discovery of such fact or condition; (ii) any material failure of





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it or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Purchaser, as the case may be, or any of the transactions contemplated by this Agreement.

SECTION 7. CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES.

         7.1 Time of Closing. The closing (the "CLOSING" and the date thereof, the "CLOSING DATE") for the acquisition of the Property shall take place at the offices of Blank Rome LLP, Philadelphia, Pennsylvania at 10:00 a.m. on a date specified by the Purchaser to Seller at least ten (10) days in advance, which date for Closing shall be no later than thirty (30) days following the date that Closing occurs under the Cumberland Mall Agreement (as defined in Section 7.2(a)(vii) hereof). The parties agree that, to the fullest extent practicable, they will endeavor to close this transaction simultaneously with closing under the Cumberland Mall Agreement.

         7.2 Closing Conditions.

             (a) Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived (but only by a duly executed writing) by Purchaser in its sole discretion:

                 (i) Due Diligence. The Purchaser shall not have notified Seller that it elects to terminate this Agreement by reason of its Due Diligence inspections, investigations and analyses, as follows:

                     (A) During the forty five (45) day period following the date hereof (the "Due Diligence Period"), the Purchaser shall have the right to (i) inspect the Property, and any and all portions thereof, which inspection may include, but shall not be limited to, zoning,









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         engineering, architectural, environment and air quality studies, utilities investigations, and review of governmental records with respect to the Property, (ii) inspect all other relevant documents, instruments and agreements relating to the Property in Seller' possession or control. Within the Due Diligence Period (and thereafter pending Closing, but without any contingency as set forth in this
         Section 7.2), Seller shall give or cause to be given to the Purchaser and its designees full and free access to the Property and to the materials described above in accordance with terms and conditions of this Section, and to any other relevant information in Seller's possession or control related to the Property. Seller shall not be deemed to represent or warrant the completeness or accuracy of any materials furnished pursuant to this Section except to the extent of a specific warranty or representation of Seller or Seller under this Agreement.

                     (B) If the Purchaser is not satisfied with the results of such inspections or its analysis thereof, in its sole discretion, the Purchaser shall be entitled to terminate this Agreement by notice to Seller given not later than the last day of the Due Diligence Period, and thereupon this Agreement shall be null and void, the parties shall have no further obligation or liability in connection with this Agreement (except any liability which expressly survives such termination) and the Deposit plus any interest earned thereon shall be returned to the Purchaser. If the Purchaser fails to give such notice of termination within such three (3) day period, the Purchaser shall have waived its right to terminate this Agreement pursuant to this
         Section 7.2(a)(i). However, the Purchaser shall be permitted to extend the Due Diligence Period for up to an additional twenty (20) days in the event its Phase I environmental study of the concludes that a Phase II environmental report of the Property, or a further environmental investigation, is required; provided that (x) the Purchaser must make the request for such extension in writing to Seller not later the last day of the Due Diligence Period, and (y) such extension shall be for the sole purpose of obtaining and making a determination of the acceptability of such environmental studies.

                     (C) In conducting its investigations pursuant to the foregoing provisions, the Purchaser and its agents and representatives









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         shall: (i) only enter the Property in the presence of an authorized representative of the Seller, at times and in such manner that Seller reasonably approves; (ii) not injure or otherwise cause bodily harm to any persons; (iii) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (iv) not permit any lien to attach to the Property by reason of the exercise of its rights hereunder; and (vii) promptly restore the Property to the condition in which the same was found before any such inspection or tests were undertaken. The Purchaser shall, and does hereby agree to indemnify, defend and hold Seller harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of the Purchaser's or Purchaser's agents' negligent actions taken in, on or about the Property in the exercise of the rights granted pursuant hereto. In connection with any entry onto the Property, the Purchaser shall maintain commercial general liability insurance with a reputable insurer, providing minimum limits of liability of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, with an umbrella excess liability policy in the minimum amount of Five Million Dollars ($5,000,000) per occurrence bodily injury/ property and Five Million Dollars ($5,000,000) aggregate damage/ occurrence, naming the Seller and its managing agent as additional insureds. The provisions of this Section 7.2(a)(i)(C) shall survive the Closing and/or any termination of this Agreement.

                 (ii) Title. At Closing, title to the land and improvements within the Property shall be free and clear of all defects, liens, encumbrances, covenants, restrictions and easements, excepting only the Permitted Exceptions as hereinafter defined, and such title shall, subject to the Permitted Exceptions, be good and marketable and insurable at such regular rates by the Title Company. Seller shall have the right to provide affidavits, indemnifications or other assurances to the Title Company for the purpose of removing or insuring over any standard exceptions. In connection with the foregoing:






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                     (A) The Purchaser has heretofore ordered from the Title
         Company a commitment to insure title to the Property (the "COMMITMENT") and shall deliver a copy thereof to Seller promptly upon receipt. The Purchaser may, at its option, order a current survey of the Property from a surveyor of its choice ("SURVEY"). If the Commitment or Survey reflects or discloses any defect, exception, or other adverse matter affecting the Property ("TITLE DEFECTS") that impair the use, value or utility of the Property and are unacceptable to the Purchaser, then the Purchaser shall provide Seller with written notice of such objections within the Due Diligence Period.

                     (B) If the Purchaser notifies Seller of Title Defects as aforesaid, Seller may, at its sole option and without any obligation to do so except as set forth in Section 10.2(b) below, cure or remove the objections (or to furnish to the Purchaser assurances of such cure or removal at or prior to Closing), provided, however, that Seller shall to remove any mortgages securing borrowed money against the Property and any other voluntary lien or encumbrance that can be reduced to a monetary amount. Seller shall also cause any standard title exceptions, which are customarily removed by affidavit, to be so removed. Seller shall furnish to the Purchaser, within twenty (20) days after their receipt of notice of the Title Defects, a written statement of their intention in such regard. Promptly thereafter, the Purchaser shall advise Seller of whether it is satisfied to proceed with this transaction as a result of the actions to be taken by Seller, or whether it is unsatisfied to proceed and elects to terminate this Agreement.

                     (C) Any exceptions to title as disclosed in the Commitment, as to which the Purchaser has not given notice as constituting Title Defects, or any Title Defects which the Purchaser elects to accept in accordance with the foregoing procedures, shall be known as "PERMITTED EXCEPTIONS."

                 (iii) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.






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                 (iv) Performance of Covenants. All of the agreements, covenants and obligations that any Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

                 (v) Legal Matters. The performance of the Seller Transaction Documents and the Seller Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of time), violate, contravene, conflict with or result in a violation of any Law and shall not violate any order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                 (vi) Consents and Approvals. Each consent, approval, ratification, waiver or other authorization of any Person necessary, in the reasonable opinion of Purchaser, for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                 (vii) Cumberland Agreement. The Purchaser or its designee shall have acquired all of the partnership interests in Cumberland Mall Associates, which is the owner of the Cumberland Mall, pursuant to a separate agreement (the "CUMBERLAND MALL AGREEMENT"), or the Purchaser shall have satisfied itself that such acquisition will be consummated on terms satisfactory to the Purchaser.

             (b) Conditions Precedent to Seller' Obligations. The obligation of Seller to consummate the transaction contemplated by this Agreement and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of what may be waived by Seller in its reasonable discretion:








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                 (i) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                 (ii) Performance of Covenants. Each of the agreements, covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

                 (iii) Legal Matters. The performance of the Seller Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of tine), violate, contravene, conflict with or result in a violation of any Law and shall not violate any order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

         7.3 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

             (a) Seller shall deliver or cause to be delivered to the Purchaser or the designee of the Purchaser taking title to the Property, as applicable:

                 (i) A bargain and sale deed to the Property, with covenants against grantor's acts;

                 (ii) An assignment of intangible rights associated with the Property, in form substantially as set forth on Schedule 7.3(a)(ii) hereto;

                 (iii) If theretofore in existence, a termination of any management agreement for the Property;

                 (iv) certificates of good standing of a recent date for Seller certified by the Secretary of State or corresponding certifying authority of the state of incorporation or organization of such Seller;






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                 (v) All records, reports, studies and other data relating to the Property in Seller's possession or control, other than proprietary or confidential information;

                 (vi) A certificate duly executed by Seller confirming that it is not a foreign person for purposes of the Foreign Investment in Real Property Tax, as revised by the Deficit Reduction Act of 1984;and

                 (vii) such other documents and instruments as the Purchaser may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

             (b) The Purchaser shall deliver or cause to be delivered to Seller the following:

                 (i) the Purchase Price; and

                 (ii) the documents referred to in Section 7.3(a)(vii), duly executed by the Purchaser.

             (c) Each party shall deliver or cause to be delivered, as the case may be, to the other parties hereto such other documents, instruments, certificates and opinions as may be required by this Agreement.

SECTION 8. CLOSING COSTS AND ADJUSTMENTS.

         8.1 Realty Transfer Taxes. Realty transfer taxes payable upon Seller's deed to the Property shall be paid by Seller.

         8.2 Other Costs. The Purchaser shall pay for the costs of title insurance, search fees, and survey fees (if any), except that Seller shall pay for the costs of any special title endorsements to cover special risks (if any) as are not customarily obtained and paid for by purchasers of comparable real estate. Each party shall pay its own legal fees.

         8.3 Prorations and Adjustments at Closing.

             (a) Basic Adjustments. At Closing, all real estate taxes respecting the Property and, if applicable, water, electricity, sewer and other utility charges, as well as charges under any Contracts designated for continuation after Closing, shall be prorated and adjusted between Seller and the Purchaser as of 11:59 PM on the day prior to the Closing Date.

             (b) Post Closing Adjustment. In the event any of the prorations or adjustments pursuant to this Section 8.3 are not reasonably susceptible of precise determination on the Closing Date then the proration or adjustments shall be made as reasonably estimated, and a post-Closing cash adjustment shall be made between the parties promptly following the time that the precise determination shall be made. Nothing contained in this Section 8.3 shall prevent either party from disputing any claim made by the other party that an adjustment made at Closing was erroneous, provided that such claim shall be made not later than three (3) months following Closing.

         8.4 Statement. At Closing, the parties shall execute and deliver to one another a statement detailing the Net Adjustment Amount and all relevant components and calculations thereof.

         8.5 Survival. The provisions of this Section 8 shall survive Closing.

SECTION 9. INDEMNIFICATION

             (a) Indemnification by Seller. Seller shall and does hereby indemnify, defend and hold harmless Purchaser and its designee for purposes of taking title to the Property (collectively, "Seller Indemnitees") against and in respect of any and all losses, costs, expenses (including, without limitation reasonable attorneys' fees), claims, actions, damages, obligations, and liabilities (collectively, "DAMAGES"), arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any such representation or warranty made in or pursuant to this Agreement.

         9.2 Indemnification by Purchaser. Subject to applicable limitations set forth in Section 5 above, the Purchaser shall indemnify, defend and hold harmless Seller against and in respect of any and all Damages arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any representation or warranty of Purchaser made in or pursuant to this Agreement.

         9.3 Limitation. No party may assert a claim for indemnification pursuant to this Section 9 unless the Closing has occurred under this Agreement.

         9.4 Procedure For Indemnification - Third Party Claims.

             (a) Within thirty days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Section 9 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under Section 9, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party, demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party's failure to give such notice.

             (b) If any proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (l) there is no finding or admission of any violation of Law by the indemnified party (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

             (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

         9.5 Procedure for Indemnification - Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

         9.6 Survival. The rights and obligations of the parties set forth in this Section 9 shall survive the Closing.

SECTION 10. TERMINATION.

         10.1 Termination. This Agreement may be terminated as follows:

                 (i) by any party hereto, if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) within one hundred eighty (180) days following the date hereof, or such later date as the parties may mutually agree upon in writing;

                 (ii) by mutual consent of the Purchaser and Seller;

                 (iii) by Purchaser, if any of the conditions in Section 7.2(a) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived all such unsatisfied conditions before termination pursuant to this subparagraph
(iii); or

                 (iv) by Seller if any of the conditions in Section 7.2(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Seller to comply with its obligations hereunder) and Seller have not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iv).

         10.2 Procedure for Termination; Effect of Termination. A party terminating this Agreement pursuant to this Section 10 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party, the Deposit and any interest earned thereon shall be returned to the Purchaser, and all further obligations of the parties under this Agreement will terminate (other than any obligations which expressly survive Closing); provided, however, that:

             (a) If the reason for such termination is attributable to the default of the Purchaser, then the Deposit shall be retained by Seller as liquated damages as set forth in Section 2.1(a) above;

             (b) If the reason for such termination is attributable to the default of Seller, then the Deposit shall be refunded to the Purchaser and, in addition, Seller shall reimburse to the Purchaser its reasonable costs and expenses (including reasonable legal fees) in connection with this Agreement and the efforts to proceed to Closing hereunder, not to exceed Ten Thousand Dollars

($10,000); provided that the Purchaser shall retain the right to specific performance of the provisions of this Agreement; and provided further that If Seller shall be unable to cause title to the Property to be in such state as is required hereunder, or if any other condition is not satisfied, the Purchaser may elect to accept such title or status as Seller can effectuate, in which case Closing shall proceed, subject to all of the other terms and conditions of this Agreement, but without any abatement or reduction of the consideration for the Property, except that the Purchase Price shall be reduced by (A) any impermissible monetary lien in a fixed and ascertainable amount which was voluntarily created by Seller, plus (B) up to $50,000 to cure or correct other items of non-compliance which are capable of cure or correction in an amount which is reasonably and objectively ascertainable.

SECTION 11. CASUALTY AND CONDEMNATION.


         11.1 Casualty. A casualty impairing the Property shall not affect the rights and obligations of the parties, it being acknowledged that the Property consists of vacant land; provided that if any damage shall occur to the pylon sign on the Property prior to Closing, Seller shall promptly repair same at Seller's sole cost or shall make an allowance against the Purchase Price for such purpose.

         11.2 Eminent Domain. If, prior to Closing hereunder, all or any part of the Property is taken by eminent domain or condemnation (or sale in lieu thereof), other than a de minimis taking which does not have a meaningful impact on the Property, or if notice of intended condemnation is received by Seller, Seller shall give the Purchaser prompt written notice thereof. Within twenty
(20) days from the date that the Purchaser receives such notice, the Purchaser may, by written notice to Seller, elect to terminate this Agreement, whereupon this Agreement shall be null and void, the Deposit plus interest earned thereon shall be refunded to the Purchaser, and neither party shall have any further liability or obligation to the other in connection with this Agreement (except for liability which expressly survives such termination). If no such election to terminate is made, this Agreement shall remain in full force and effect and at Closing, Seller shall assign to the Purchaser or its designee all rights to condemnation awards that have been or that may thereafter be made for such taking. The foregoing shall not apply to the Hennis Road Condemnation, which is separately dealt with under Section 12 below.

SECTION 12. SPECIAL PROVISIONS.


         12.1 Cooperation regarding Development of Property. The Purchaser acknowledges that the Closing under this Agreement is contingent on the Closing under the Cumberland Mall Agreement but that the Closing of the Cumberland Mall Agreement is not contingent on the Closing of this Agreement. Purchaser and Seller agree that in the event that Closing on the Cumberland Mall occurs and this Agreement is terminated or Closing under this Agreement does not occur for any reason, Purchaser (or its designee) and Seller will fully and reasonably cooperate with one another in any development efforts for their respective properties to the extent that such development reasonably requires such cooperation, including, without limitation, causing the Property to be added to the Condominium as Additional Real Estate and consenting to such Amendments to the Master Deed as may be reasonably requested by the Seller in order to permit development of the Property, including, without limitation, development of the Property for a "Best Buy". The Purchaser acknowledges that it has reviewed the draft plans for a "Best Buy", copies of which are attached hereto as Schedule 12.1, and that the development of the Property substantially in accordance with such plans is satisfactory to the Purchaser. Notwithstanding the foregoing, neither party shall be required, by virtue of the foregoing provisions, to grant to the other any licenses, easements or other property rights or privileges except under terms and conditions which are reflective of fair market terms and conditions, including without limitation fair market consideration for the grant of any property or property rights. The provisions of this Section 12.1 shall survive termination of this Agreement.

         12.2 Reimbursement of Pre-Development Expenses at Closing. At Closing, in addition to the Basic Adjustments set forth in Section 8.3 of this Agreement, the Purchaser shall reimburse the Seller for its out of pocket costs incurred in connection with the relocation of certain utilities at the Property and the soft costs identified on Schedule 12.2 attached hereto.

SECTION 13. ESCROW AGENT.


         13.1 Investment. Escrow Agent shall place the Deposit, if in the form of cash, in an interest-bearing account with a federally-insured commercial banking institution selected by Escrow Agent, with such Deposit (i) to be applied as set forth in this Agreement.

         13.2 Protective Provisions. Escrow Agent shall release the Deposit in accordance with the provisions of this Agreement, or otherwise upon the joint written instructions of Seller and the Purchaser. Except as aforesaid, Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, direction, instruction, instrument, document or other item delivered by either party, and shall be fully protected in acting in accordance with any joint written notice, direction, or instruction given hereunder and reasonably believed to be authentic. In the event of any controversy regarding the disposition of the Deposit or any interest thereon, Escrow Agent shall not be required to make any determination regarding such controversy; and in such event Escrow Agent shall have the right, at any time after the occurrence of a dispute, to place the Deposit and interest thereon with a court of competent jurisdiction in connection with the commencement of an interpleader action or similar proceeding. Escrow Agent shall give written notice of such deposit to the parties hereto and thereafter, Escrow Agent shall be relieved of all further obligations and responsibilities hereunder.

         13.3 Liability. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract, or involving gross negligence.

SECTION 14. GENERAL PROVISIONS.

         14.1 Survival of Representations and Warranties.

             (a) Survival Period. All representations and warranties made by the parties in this Agreement and in the certificates, documents and other agreements delivered pursuant hereto shall survive the Closing for a period of one (1) year.

         14.2 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To Purchaser:


                  200 South Broad Street - 3rd Floor
                  Philadelphia, PA  19102
                  Attn:  Jeffrey A. Linn, Executive Vice President and Secretary
                           and: Bruce Goldman, Esq., General Counsel

                  With a copy to:

                  Blank Rome LLP
                  One Logan Square
                  Philadelphia, PA 19103
                  Attn: Michael Pollack, Esq.

                  To Seller:

                  200 South Broad Street, 3rd Floor
                  Philadelphia, PA 19102
                  Attention: George Rubin

                  With copies to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                  260 S. Broad Street
                  Philadelphia, PA 19102
                  Attention: Denise M. Day, Esquire

         14.3 Access to Information. Between the date of this Agreement and the Closing Date, Purchaser, on the one hand, and Seller, on the other hand, will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, facilities, properties and Contracts relating to its business as the other party may reasonably request.

         14.4 Public Announcements and other Disclosures. Except as and to the extent required by Law or by the rules of the New York Stock Exchange, without the prior written consent of the other party, the Seller, on the one hand, and Purchaser, on the other hand, will not, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated hereby; provided, however, that Purchaser may cause its parent company issue a press release, after discussion of the contents thereof with the Sellers, regarding the transactions contemplated by this Agreement; and further provided that the parties may each maintain and continue such communications with principals, partners, lenders, trustees, attorneys, accountants, investment bankers, consultants and others having a legitimate "need to know" in connection with the consummation of the transactions contemplated by this Agreement.

         14.5 Brokers. The parties hereby represent to each other that they have not engaged or dealt with any broker in connection with the transaction which is the subject of this Agreement, other than Preit-Rubin, Inc., and each party hereby agrees to indemnify, hold harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees, arising out of any inaccuracy in the foregoing representation. Seller shall pay a commission to Preit-Rubin, Inc. in the amount of one percent (1%) of the Purchase Price, if Closing occurs. The provisions of this Section shall survive the Closing and/or any termination of this Agreement

         14.6 Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to its subject matter and supersedes all prior agreements and understandings with respect to the subject matter hereof.

         14.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         14.8 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular, and the use of any pronouns includes the masculine, feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         14.9 Amendments, Modifications and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by any party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         14.10 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         14.11 No Third Party Beneficiary. No party other than the parties to this Agreement and their respective successors and permitted assigns shall be a beneficiary of this Agreement.

         14.12 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no assignment by Seller shall be binding or effective unless approved by Purchaser.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the date first written above.



HENNIS ROAD, L.L.C., Seller

BY: /s/ George Rubin
    ----------------------------------
       George Rubin, authorized member


PREIT ASSOCIATES, L.P.

By:    Pennsylvania Real Estate Investment Trust, its general partner


       By:      /s/ Jeffrey A. Linn                  (SEAL)
                -------------------------------------
                Name:  Jeffrey A. Linn
                Title: Executive Vice President
























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